                                                                     EXHIBIT 2.2


                         AGREEMENT AND PLAN OF MERGER OF
                                   MERGER SUB
                              WITH AND INTO COMPANY


        AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of March 22, 2002, by and between SPACELABS MEDICAL, INC. ("Company"), a Delaware corporation having its principal executive office at 15220 N.E. 40th Street, Redmond, WA 98073-9713, and BOXER ACQUISTION CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM, and joined in by INSTRUMENTARIUM CORPORATION ("Buyer"), a Finnish corporation, having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM.

                                   WITNESSETH

        WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Buyer deem the merger of Merger Sub with and into the Company, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective stockholders, and the respective Boards of Directors of the Company, Merger Sub and Buyer have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement");

        WHEREAS, the parties hereto desire that the Company shall be acquired by Buyer through the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:


                                   Article 1.
                            MERGER; EFFECT OF MERGER

        Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company, pursuant to the provisions of, and with the effect provided in, Sections 259 through 261 of the Delaware General Corporation Law (said transaction being hereinafter referred to as the "Merger"). As a result of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                                   Article 2.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

        At the Effective Time, the Certificate of Incorporation and the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until amended as provided by law, such Certificate of Incorporation and such Bylaws; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Spacelabs Medical, Inc."

                                   Article 3.
                         BOARD OF DIRECTORS AND OFFICERS

        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

                                   Article 4.
                                     CAPITAL

        At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                                   Article 5.
                       CONVERSION AND EXCHANGE OF COMPANY
                       SHARES; FRACTIONAL SHARE INTERESTS

        5.1 At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, each share of the common stock of the Company, par value $0.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Sections 5.2 and 5.3), shall be cancelled and shall be converted automatically into the right to receive $14.25 in cash (the "Merger Consideration"); provided, however, that if the aggregate amount payable by the Company pursuant to Section 6(i) of the 1992 Plan and Section 6(h) of the 1993 Plan exceeds $850,000 (such excess, the "Option Value Excess"), then the per share Merger Consideration payable pursuant to this Section 5.1 shall be reduced by an amount equal to (i) the Option Value Excess divided by (ii) the number of outstanding shares of Company Common Stock at the Effective Time.

        5.2 At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, all shares of Company Common Stock held in the treasury of the Company or owned beneficially by any subsidiary of the Company immediately prior to the Effective Time and all shares of Company Common Stock owned by Buyer or owned beneficially by any subsidiary of Buyer immediately prior to the Effective Time shall be canceled without any conversion thereof and no cash, stock or other property shall be delivered in exchange therefor.

        5.3 Notwithstanding any other provisions contained in this Plan of Merger and to the extent required by the Delaware General Corporation Law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the Delaware General Corporation Law (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or who shall have effectively withdrawn or lost, his right to appraisal of such shares under Section 262. If any such holder shall have failed to perfect or who shall have effectively withdrawn or lost such holder's right to appraisal of such shares under Section 262, each of such holder's shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon.

        5.4 As of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with such bank or trust company as Buyer shall elect (the "Payment Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Section 5.4, the Merger Consideration to be paid pursuant to Section 5.1 and deposited pursuant to this Section 5.4 in exchange for outstanding shares of Company Common Stock. As promptly as practicable after the Effective Time, Buyer shall cause the Payment Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate previously representing shares of Company Common Stock entitled to receive the Merger Consideration (a "Certificate") the following: (i) a letter of transmittal which shall be in a form and contain such provisions as Buyer and the Company may determine specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent; and (ii) instructions for use in effecting the surrender of the Certificates in payment for the Merger Consideration. Upon the proper surrender of a Certificate to the Payment Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in payment therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent, accompanied by documents sufficient, in the discretion of Buyer,
(i) to evidence and effect such transfer; and (ii) to evidence that all applicable stock transfer taxes have been paid. Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be delivered by the Payment Agent to Buyer. Any stockholders of the Company who have not theretofore complied with this Section 5.4 shall thereafter look only to Buyer for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan of Merger without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Any other provision of this Plan of Merger notwithstanding, neither Buyer or its agent nor any party to the Merger shall be liable to a holder of Company Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made or recognized. If after the Effective Time Certificates are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan of Merger in accordance with the procedures set forth in this Section 5.4. Until surrendered as contemplated by this Section 5.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

        5.5 At the Effective Time, provided that a holder of a Company Option having an exercise price of less than $14.25 (the "In-the-Money Options") shall have consented to the surrender and cancellation of all Company Options held by such option holder, all Company Options held by such option holder shall be cancelled and such option holder shall, subject to the receipt by the Company of such consent, be entitled to receive, in consideration for the cancellation of all Company Options held by such option holder, an amount equal to the product of (i) the number of shares of Company Common Stock subject to such In-the-Money Options and (ii) the difference between $14.25 and the aggregate exercise price of such In-the-Money Options. The Company shall use its reasonable efforts to assist Buyer in Buyer's efforts to obtain the consents described above; provided, that the Company shall not have any obligation to, and the Company shall not, without the prior written approval of Buyer, provide any additional consideration to, or enter into any other contract or agreement with, such option holder in connection with such consent to the surrender and cancellation.

        5.6 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, Buyer or its agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 5.1.

        5.7 Each of the Surviving Corporation, the Payment Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Payment Agent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Payment Agent or Buyer, as the case may be.

                                   Article 6.
                          EFFECTIVE TIME OF THE MERGER

        A certificate of merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").

                                   Article 7.
                               FURTHER ASSURANCES

        If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Merger Sub or the Company, or otherwise carry out the provisions hereof, the proper officers and directors of Merger Sub, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Merger Sub, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                   Article 8.
                              CONDITIONS PRECEDENT

        The obligations of Buyer, Merger Sub and the Company to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   Article 9.
                                   TERMINATION

        Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of the Company, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   Article 10.
                                  MISCELLANEOUS

        10.1 This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Buyer, Merger Sub and the Company. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.04 of the Reorganization Agreement; provided, however, that, after the approval and adoption of this Plan of Merger and the Reorganization Agreement by the stockholders of the Company, no amendment may be made to this Plan of Merger or the Reorganization Agreement that would reduce the amount or change the type of the consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.

        10.2 Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

        10.3 The headings of the several Articles herein are inserted for convenience of reference only and are not part of and shall not affect the meaning or interpretation of this Plan of Merger.

        10.4 Initially capitalized terms not otherwise defined herein shall have the meanings given such terms in the Reorganization Agreement, and the rules of interpretation applicable thereto shall apply hereto.

        10.5 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.

        [Remainder of page left intentionally blank; signatures appear on the following page.]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers as of the day and year first above written.


INSTRUMENTARIUM CORPORATION



By  /s/ Olli Riikkala
   ---------------------------
    Olli Riikkala
    Chief Executive Officer





BOXER ACQUISITION CORP.



By  /s/ Richard Atkin
   ---------------------------
    Richard Atkin
    President




SPACELABS MEDICAL, INC.



By  /s/ Carl Lombardi
   ---------------------------
    Carl Lombardi
    President and Chief Executive Officer